EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES EARNINGS FOR FIRST QUARTER OF 2013

•     Net income of $0.8 million
  •  Earnings of $0.13 per diluted common share

Green Bay, Wisconsin, May 8, 2013 – Nicolet Bankshares, Inc. (OTCBB: NCBS) (“Nicolet”) announces net income of $0.8 million for the first quarter of 2013, compared to $0.5 million for the first quarter of 2012.  After preferred stock dividends, net income available to common shareholders was $0.45 million, or $0.13 per diluted common share, compared to $0.20 million or $0.06, respectively, for the first quarter of 2012.

At March 31, 2013, Nicolet had total assets of $682 million, loans of $542 million and deposits of $563 million.

First quarter results appropriately do not include the financial position or results of operations of Nicolet’s recently announced merger with Mid-Wisconsin Financial Services, Inc., which was consummated on April 26, 2013.  On the acquisition date, pro-forma assets of the combined company were approximately $1billion.

“First quarter results reflect continued favorable progress in earnings,” said Bob Atwell, chairman and CEO of Nicolet.  “We are pleased with our progress thus far and are continuing to work hard at our integration with Mid-Wisconsin.”

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services.  Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.  More information can be found at www.nicoletbank.com

Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of the federal securities law.  Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will”, “expected”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, potential difficulties in integrating the operations of Nicolet and Mid-Wisconsin, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions.  Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.